Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: September 2004

1)	Beginning of the Month Principal Receivables:	$34,661,093,961.20
2)	Beginning of the Month Finance Charge Receivables:	$832,871,493.81
3)	Beginning of the Month Discounted Receivables:	$0.00
4)	Beginning of the Month Total Receivables:	$35,493,965,455.01

5)	Removed Principal Receivables:	$0.00
6)	Removed Finance Charge Receivables:	$0.00
7)	Removed Total Receivables:	$0.00

8)	Additional Principal Receivables:	$1,054,359,415.62
9)	Additional Finance Charge Receivables:	$36,319,151.58
10)	Additional Total Receivables:	$1,090,678,567.20

11)	Discounted Receivables Generated this Period:	$0.00

12)	End of the Month Principal Receivables:	$35,101,219,970.10
13)	End of the Month Finance Charge Receivables:	$861,621,752.72
14)	End of the Month Discounted Receivables:	$0.00
15)	End of the Month Total Receivables:	$35,962,841,722.82

16)	Excess Funding Account Balance	$0.00
17)	Adjusted Invested Amount of all Master Trust Series	$30,025,743,406.56

18)	End of the Month Seller Percentage	14.46%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: September 2004

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	455,447	$506,174,034.31
	3)	60 - 89 days delinquent	293,102	$345,385,439.87
	4)	90+ days delinquent	583,526	$744,275,872.28

	5)	Total 30+ days delinquent	1,332,075	$1,595,835,346.46

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.44%

7)	Defaulted Accounts during the Month		170,270	$172,005,953.49

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			5.78%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: September 2004

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$5,878,747,337.94	16.07%

2)	Collections of Principal Receivables and Principal Payment Rate		$5,263,896,874.16	14.74%

	3)	Prior Month Billed Finance Charges and Fees	$455,232,116.36
	4)	Amortized AMF Income	$44,677,881.78
	5)	Interchange Collected	$69,646,391.23
	6)	Recoveries of Charged Off Accounts	$48,956,737.93
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$618,513,127.30	20.78%

Capital One Master Trust (AMF COLLECTIONS)

MONTHLY PERIOD: September 2004

1)	Beginning Unamortized AMF Balance			$233,276,804.05
	2)	+ AMF Slug	$8,843,001.85
	3)	+ AMF Collections	$41,015,218.26
	4)	- Amortized AMF Income	$44,677,881.78
5)	Ending Unamortized AMF Balance			$238,457,142.38

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables